Exhibit 3.1

CERTIFICATE OF INCREASE
OF
SHARES OF SERIES B PREFERRED STOCK
OF
ANDOVER MEDICAL, INC.

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

1.             The name of the corporation is Andover Medical, Inc., a Delaware corporation (the “Corporation”).

2.             The designation of the series of shares of stock of the Corporation to which this certificate relates is Series B Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”).

3.             The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the shares of Series B Preferred Stock were provided for in resolutions adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation.  A certificate setting forth such resolutions (the “Certificate of Designation, Preferences and Rights of Series B Preferred Stock of Andover Medical Inc.”) has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

4.             The Board of Directors of the Corporation has adopted the following resolutions:

RESOLVED, that the Board of Directors of the Corporation hereby approves the Certificate of Increase of Series B Preferred Stock of the Corporation in substantially the form attached hereto (the “Certificate of Increase”);

RESOLVED, that the number of authorized shares of Series B Preferred Stock is hereby increased from 1,700 shares to 3,000 shares; and

RESOLVED, that the appropriate officers of the Corporation be and hereby are authorized and directed to file the Certificate of Increase setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned being a duly authorized officer of the Corporation, does file this Certificate of Increase, hereby declaring and certifying that the facts stated herein are true and accordingly has hereunto set his hand this 6th day of September, 2007.

/s/ Edwin A. Reilly
Edwin A. Reilly, Chief Executive Officer